EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT



                                     SELLER:

                           FRANKLIN OFFICE ASSOCIATES
                     C/O AETNA REAL ESTATE INVESTMENT GROUP
                              151 FARMINGTON AVENUE
                           HARTFORD, CONNECTICUT 06156



                                   PURCHASER:

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                                400 CENTRE STREET
                           NEWTON, MASSACHUSETTS 02158




                                    PROPERTY:

                               ONE FRANKLIN PLAZA
                              200 NORTH 16TH STREET
                           PHILADELPHIA, PENNSYLVANIA




                                October 23, 1997



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                                TABLE OF CONTENTS

                                                                            Page


1.       Agreement to Convey................................................  1
         1.1      Property..................................................  1
         1.2      "As-Is" Purchase..........................................  2

2.       Price, Payment and Closing.........................................  3
         2.1      Purchase Price............................................  3
         2.2      Payment...................................................  3
         2.3      Closing...................................................  4

3.       Pre-Closing Due Diligence..........................................  4
         3.1      Inspections...............................................  4
         3.2      Title and Survey..........................................  5
         3.3      Contracts.................................................  5
         3.4      Purchaser's Right to Terminate............................  6
         3.5      Confidentiality...........................................  6

4.       Prior to Closing...................................................  6
         4.1      Insurance and Operation...................................  6
         4.2      New Contracts.............................................  7
         4.3      New Leases................................................  7

5.       Representations and Warranties.....................................  7
         5.1      By Seller.................................................  7
         5.2      By Purchaser.............................................. 10
         5.3      Mutual.................................................... 10

6.       Costs and Prorations............................................... 10
         6.1      Purchaser's Costs......................................... 10
         6.2      Seller's Costs............................................ 11
         6.3      Other Closing Costs....................................... 11
         6.4      Prorations................................................ 11
         6.5      Certain Reimbursements.................................... 12
         6.6      Purpose and Intent........................................ 13

7.       Damage, Destruction or Condemnation................................ 13
         7.1      Material Event............................................ 13
         7.2      Immaterial Event.......................................... 13
         7.3      Termination and Return of Deposit......................... 13

8.       Notices............................................................ 13

9.       Closing and Escrow................................................. 14

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         9.1      Escrow Instructions....................................... 14
         9.2      Seller's Deliveries....................................... 14
         9.3      Purchaser's Deliveries.................................... 15
         9.4      Possession................................................ 16
         9.5      Insurance................................................. 16
         9.6      Utility Service and Deposits.............................. 16
         9.7      Notice Letters............................................ 16
         9.8      Post-Closing Collections.................................. 16

10.      Default; Failure of Condition...................................... 17
         10.1     Purchaser Default......................................... 17
         10.2     Seller Default............................................ 17
         10.3     Failure of Condition...................................... 17

11.      Miscellaneous...................................................... 18
         11.1     Entire Agreement.......................................... 18
         11.2     Severability.............................................. 18
         11.3     Applicable Law............................................ 18
         11.4     Assignability............................................. 18
         11.5     Successors Bound.......................................... 18
         11.6     Breach.................................................... 18
         11.7     No Public Disclosure...................................... 19
         11.8     Captions.................................................. 19
         11.9     Certain Terms............................................. 19
         11.10    Attorneys' Fees........................................... 19
         11.11    No Partnership............................................ 19
         11.12    Time of Essence........................................... 19
         11.13    Counterparts.............................................. 19
         11.14    Recordation............................................... 19
         11.15    Proper Execution.......................................... 19
         11.16    Tax Protest............................................... 20
         11.17    Best Knowledge; Received Written Notice................... 20
         11.18    Survival and Limitation of
                  Representations and Warranties............................ 20
         11.19    Allocation of Liability................................... 20
         11.20    Publicity................................................. 20
         11.21    Nonliability of Trustees.................................. 21
         11.22    Financials................................................ 21
         11.23    Committee Approval........................................ 21
         11.24    Time to Execute and Deliver............................... 21




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                                List of Exhibits

Exhibit 1.1.1     Legal Description
Exhibit 1.1.6     Schedule of Leases
Exhibit 1.1.7     Schedule of Contracts
Exhibit 4.3       Existing Leases for Which Purchaser is
                  Responsible for Build-Out Costs and
                  Commissions
Exhibit 5.1.6     Government Notices
Exhibit 5.1.7     Pending Litigation
Exhibit 5.1.9     Variations from Lease Representation
Exhibit 9.2.1     Form of Special or Limited Warranty Deed
Exhibit 9.2.2     Form of Bill of Sale
Exhibit 9.2.3     Form of Assignment and Assumption of
                  Leases
Exhibit 9.2.4     Form of Assignment and Assumption of
                  Contracts
Exhibit 9.2.5     Form of General Assignment
Exhibit 9.2.7     Form of FIRPTA Certificate
Exhibit 9.2.8     Form of Corporate Authorization
Exhibit 9.2.9     Form of Incumbency Certificate
Exhibit 9.2.10    Form of Statement to Title Company
Exhibit 9.2.11    Form of Designation Agreement
Exhibit 9.3       Form of ERISA Certificate







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                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (as amended from time to time, this "Agreement") dated as of October 23, 1997 (the "Date of this Agreement"), is made by and between FRANKLIN OFFICE ASSOCIATES, a Pennsylvania limited partnership ("Seller"), with an office at c/o Aetna Real Estate Investment Group, 151 Farmington Avenue, Hartford, Connecticut 06156, and HEALTH AND
RETIREMENT PROPERTIES TRUST, a Maryland real estate investment trust ("Purchaser"), with an office at 400 Centre Street, Newton, Massachusetts 02158.

                                R E C I T A L S :

         Seller desires to sell certain improved real property commonly known as One Franklin Plaza, located at 200 North 16th Street, Philadelphia, Pennsylvania, along with certain related personal property, and Purchaser desires to purchase such real and personal property.

         NOW, THEREFORE, in consideration of the foregoing and the covenants, promises and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.       Agreement to Convey.

         1.1 Property. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

                  1.1.1   certain  land   ("Land")   located  in   Philadelphia,
         Philadelphia  County,  Pennsylvania,  more  specifically  described  in
         Exhibit 1.1.1 attached hereto;

                  1.1.2 the buildings, parking areas, improvements and fixtures now situated on the Land (the "Improvements");

                  1.1.3  all  furniture,   furnishings,   fittings,  appliances,
         machinery, apparatus, equipment and other items of tangible personal property currently situated in



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         or on the Land or the Improvements and used in the operation, repair or maintenance thereof (collectively, the "Personal Property"), subject, however, to depletions, replacements and additions in the ordinary course of business;

                  1.1.4 any and all easements, hereditaments and appurtenances pertaining to the Land or the Improvements;

                  1.1.5 any and all streets and roads abutting the Land;

                  1.1.6 all leases and occupancy agreements affecting all or any portion of the Land or the Improvements (collectively, "Leases") that are in effect as of Closing, including Leases currently in effect and identified on the Schedule of Leases attached hereto as Exhibit 1.1.6 and Leases entered into after the Date of this Agreement pursuant to
         Section 4.3, together with the benefit of any guaranties (collectively, the "Guaranties") of the obligations of the tenants or other occupants (collectively, "Tenants") under such Leases and any security deposits (whether in the form of cash, letter of credit or otherwise) actually held by Seller as of Closing with respect to any Leases then in effect;

                  1.1.7 subject to Section 3.3, any and all contracts and agreements relating to the operation, repair or maintenance of the Land, the Improvements or the Personal Property (collectively, "Contracts") that are in effect as of Closing, including Contracts currently in effect and identified on the Schedule of Contracts attached hereto as Exhibit 1.1.7 and Contracts entered into after the Date of this Agreement pursuant to Section 4.2;

                  1.1.8    the name "One Franklin Plaza";

                  1.1.9  any  and  all  assignable   warranties  and  guaranties
         relating to the Improvements or the Personal Property that are in effect as of Closing (collectively, the "Warranties"); and

                  1.1.10  any and  all  transferable  consents,  authorizations,
         variances,   waivers,   licenses,   permits  and  approvals   from  any
         governmental or quasi-governmental

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         agency,  department,  board,  commission,  bureau  or other  entity  or instrumentality solely relating to the Land or the Improvements that are in effect as of Closing (collectively, the "Approvals").

         1.2      "As-Is" Purchase.

                  1.2.1 The Property is being sold in an "AS IS" condition and "WITH ALL FAULTS" as of the Date of this Agreement and as of Closing. Except as expressly set forth in this Agreement, neither Seller nor any agent, representative or other person acting or purporting to act on behalf of Seller has made, assumed or otherwise undertaken, or makes, assumes or otherwise undertakes, any representations, warranties or responsibilities with respect to the Property, including any representations, warranties or responsibilities as to the condition, repair, value, expense of operation, income potential, state of title or state of compliance with applicable laws of all or any part of the Property or as to any other fact or condition that has affected or might affect the Property. Except as expressly set forth in this Agreement, Seller expressly disclaims, and Purchaser expressly waives, any and all such representations, warranties and responsibilities, whether express or implied, statutory or otherwise, in fact or in law (including any and all warranties of merchantability and fitness for a particular purpose), all such warranties, representations and responsibilities being hereby expressly negated. Each of the parties hereto acknowledges that it has not relied on any representation, warranty or other statement by the other unless such representation, warranty or statement is specifically set forth in this Agreement or the Exhibits attached hereto.

                  1.2.2 Without limiting the generality of anything set forth in this Agreement, neither Seller nor any agent, representative or other person acting or purporting to act on behalf of Seller has made, assumed or otherwise undertaken, or makes, assumes or otherwise undertakes, any representations, warranties or responsibilities pertaining to the presence or non-presence of any asbestos or harmful or toxic substances in, on, under or about the Property or pertaining to the extent, location or nature of same. Purchaser waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of asbestos or harmful or toxic substances in, on, under or about the Property, including any claims

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under  or  on  account  of  (i)  the   Comprehensive   Environmental   Response,
Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, dealing with or otherwise in any manner relating to environmental matters of any kind, or (iii) this Agreement or the common law.

                  1.2.3 Without limiting the generality of anything set forth in this Agreement, neither Seller nor any agent, representative or other person acting or purporting to act on behalf of Seller has made, assumed or otherwise undertaken, or makes, assumes or otherwise undertakes, any representations, warranties or responsibilities with respect to any reports, materials, data or other information (including any reports, materials, data or other information concerning asbestos or harmful or toxic substances) that may have been or hereafter may be provided to Purchaser by Seller or any other person, including any representations, warranties or responsibilities as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning the contents of such reports, materials, data or other information. Purchaser acknowledges that Seller has requested Purchaser to conduct any and all inspections, investigations and examinations that Purchaser considers necessary, desirable or otherwise relevant to Purchaser's decision to enter into this Agreement and to purchase the Property and that Seller has cautioned Purchaser to rely solely upon the results of Purchaser's own inspections, investigations and examinations or on information obtained by or otherwise available to Purchaser from other sources, rather than any reports, materials, data or other information that may have been or hereafter may be provided to Purchaser by or on behalf of Seller. Purchaser acknowledges that, to the extent any such reports, materials, data or other information have been or may be provided to Purchaser, they have been or will be so provided only for Purchaser's convenience in making its own inspections, investigations, examinations and determinations relating to the Property. Purchaser further acknowledges that, in deciding whether or not to enter into this Agreement and to purchase the Property, Purchaser has not relied and will not rely on any such reports, materials, data or other information provided to Purchaser, but instead has relied and will rely solely on the results of its own inspections, investigations and examinations or on information

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obtained by or otherwise  available to Purchaser  from other  sources (for which
Seller assumes no responsibility).

                  1.2.4  This  Section  1.2  shall   survive   Closing  and  any
termination of this Agreement.

2.       Price, Payment and Closing.

         2.1 Purchase Price. The purchase price for the Property (the "Purchase Price") is SEVENTY-FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($75,500,000).

         2.2 Payment. The Purchase Price shall be paid as follows:

                  2.2.1 (a) Purchaser has made an earnest money deposit of One Million Dollars ($1,000,000) (the "Initial Deposit") prior to or contemporaneously with the execution of this Agreement.

                           (b) On or before the Approval Date (as defined in Section 3.4), Purchaser shall make an additional deposit of Four Million Dollars ($4,000,000) (the "Additional Deposit") (the Initial Deposit and the Additional Deposit, together with any and all interest earned thereon, being hereinafter collectively referred to as the "Deposit").

                           (c) The Deposit, as installments of same are paid, will be placed and held in escrow by Commonwealth Land Title Insurance Company, Two Logan Square, Suite 500, Philadelphia Pennsylvania 19103 (the "Title Company"), in an interest-bearing account at a mutually acceptable banking institution. Any interest earned on the Deposit shall be considered to be part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

                  2.2.2 At Closing, Purchaser shall pay Seller SEVENTY-FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($75,500,000), inclusive of the Deposit and subject to adjustment as provided herein, via wire transfer of immediately available funds to a bank account designated by Seller.


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         2.3 Closing.  Payment of the Purchase  Price and the closing  hereunder
("Closing") will take place pursuant to an escrow closing at the offices of the Title Company on or before the fifteenth (15th) business day after the Date of this Agreement, at 10:00 a.m. local time, or at such other time and place as may be agreed upon in writing by Seller and Purchaser (the aforesaid date, or such other agreed date, being referred to in this Agreement as the "Closing Date").

3.       Pre-Closing Due Diligence.

         3.1      Inspections.

                  3.1.1 Seller shall allow Purchaser or Purchaser's agents or other representatives reasonable access to the Property during business hours for purposes of any non- intrusive physical or environmental inspection of the Property (including an inspection of the Property for the presence of lead-based paint or lead-based paint hazards) and review of the Leases, expenses and other matters. Purchaser shall not conduct or allow any physically intrusive testing in, on, under or about the Property without first obtaining Seller's written consent as to the timing and scope of work to be performed and, upon request of Seller, entering into an access agreement in a form acceptable to Seller. Any breach of this Section 3.1.1 shall be deemed to be a material default under this Agreement.

                  3.1.2 In making any non-intrusive physical or environmental inspections of the Property, neither Purchaser nor any of its agents or other representatives shall interfere with the activity of any Tenant or other person occupying or providing service to the Property. Until completion of the Closing and acquisition of the Property by Purchaser in accordance with this Agreement, Purchaser shall not (except as and to the extent required by law) reveal to any third party not approved by Seller (other than the Purchaser Parties) the results of its inspections, and Purchaser shall not (except as and to the extent permitted by law) permit or suffer any such revelation by any of its agents or other representatives. Purchaser shall restore promptly any service interruptions and any physical damage caused by any inspections of the Property conducted by or on behalf of Purchaser. Purchaser shall give Seller reasonable prior notice of its intention to conduct any inspections, and Seller reserves the right to have a representative present. Upon Seller's written request, Purchaser shall provide Seller with a copy of each inspection

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report  heretofore  or hereafter  produced  for  Purchaser  in  connection  with
Purchaser's determination to enter into this Agreement and to purchase the Property. Purchaser shall indemnify, defend and hold Seller free and harmless from and against any and all losses, injuries, damages, claims, liens, liabilities, obligations, costs and expenses (including attorneys' fees and costs) arising out of any breach of the foregoing agreements by Purchaser or otherwise from the exercise by Purchaser or its agents or other representatives of the opportunity to conduct such inspections. Any inspections shall be at
Purchaser's   expense.   This  Section  3.1.2  shall  survive  Closing  and  any
termination of this Agreement.

         3.2      Title and Survey.

                  3.2.1 Prior to or contemporaneously with execution of this Agreement, Seller has caused to be delivered to Purchaser, and Purchaser acknowledges receipt of, (i) a commitment for title insurance on the Land, issued by the Title Company and identified as Order No. D172442-MN (the "Title Commitment"), (ii) copies of all items shown as exceptions to title in the Title Commitment, and (iii) a survey of the Land prepared by Barton & Martin Engineers dated July 11, 1997 (the "Survey"). The parties acknowledge that Purchaser, at Purchaser's own expense, may conduct a search of the appropriate Uniform Commercial Code records with respect to any personal property forming part of the Property (the "UCC Search").

                  3.2.2 Purchaser shall have until 5:00 p.m. (Hartford time) on the fifth (5th) business day after the Date of this Agreement (the "Interim Date"), to provide written notice to Seller identifying any matters shown by the Title Commitment, the Survey or the UCC Search that are not satisfactory to Purchaser. Such notice (the "Title Notice") must specify the reason each such matter is not satisfactory and the curative steps necessary to remove the basis for Purchaser's objection to each such matter. The parties shall then have until the Approval Date to make such arrangements or take such steps as they shall mutually agree to remove the basis for Purchaser's objection to each such matter; provided, however, that Seller shall have no obligation to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to take any curative steps with respect to any such objection, and Seller shall not be deemed to have any such obligation unless Seller

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expressly  undertakes  such an  obligation  by a written  notice  to or  written agreement with Purchaser given or entered into on or before the Approval Date, reciting that such notice is in response to a Title Notice. Purchaser's sole right with respect to any such objection shall be to elect, on or before the Approval Date, to terminate this Agreement pursuant to Section 3.4. All matters shown by the Title Commitment, the Survey or the UCC Search with respect to which Purchaser fails to give a timely Title Notice, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser as "Permitted Encumbrances", subject, however, to Purchaser's termination right provided in Section 3.4.

         3.3 Contracts. Purchaser shall have until 5:00 p.m. (Hartford time) on the Interim Date to provide written notice to Seller identifying any Contracts that Purchaser elects not to assume at Closing (the "Contract Notice"). If Purchaser does not thereafter exercise its right to terminate this Agreement pursuant to Section 3.4, Seller shall notify the other party(ies) to each Contract identified in the Contract Notice of the termination of such Contract, effective on or before the Closing Date or the earliest subsequent date when such Contract may be terminated by Seller in accordance with its terms. Any such Contract remaining in effect as of Closing shall be assigned to and assumed by Purchaser as contemplated by this Agreement. At Closing, Purchaser shall reimburse Seller for any and all fees, compensation and other charges required to be paid by Seller at or before Closing as a result of the termination of any such Contract, and (without limiting the generality of the immediately preceding sentence) Purchaser shall assume the obligation to pay any and all fees, compensation and other charges payable after Closing as a result of the termination of any such Contract; provided, however. that Purchaser's liability for any such termination costs shall not exceed Ten Thousand Dollars ($10,000) in the aggregate. This Section shall survive Closing and any termination of this Agreement.

         3.4 Purchaser's Right to Terminate. If, as a result of its various investigations, Purchaser determines that the Property is not a suitable acquisition for its purposes, Purchaser shall have the right, by giving Seller written notice (the "Termination Notice") on or before 5:00 p.m. (Hartford time) on the tenth (10th) business day after the Date of this Agreement (the "Approval Date"), to terminate its obligation to

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purchase the Property.  If the Termination Notice is timely given,  Seller shall direct the Title Company promptly to return the Deposit to Purchaser, and, upon receipt of such direction, the Title Company shall promptly return the Deposit to Purchaser and this Agreement shall terminate. Thereafter, neither party shall have any further obligation or liability under this Agreement, except as otherwise expressly provided herein.

         3.5 Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all reports, materials, data and other information regarding the Property made available to Purchaser by Seller or Seller's agents or other representatives and not theretofore in the public domain ("Proprietary Information") are confidential and shall not (except as and to the extent required by law) be disclosed to any other person, except Purchaser's affiliates, agents, employees, advisors and other representatives actively involved in assisting Purchaser with its contemplated purchase of the Property and any lender financing such purchase (collectively, the "Purchaser Parties"), and then only upon Purchaser making such person aware of this confidentiality restriction and procuring such person's agreement to be bound thereby. If the purchase and sale contemplated hereby fails to close for any reason, Purchaser shall cause all Proprietary Information to be promptly returned to Seller. Purchaser shall not use or allow the use of any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase; provided, however, that, after completion of the Closing and acquisition of the Property by Purchaser in accordance with this Agreement, Purchaser may use such Proprietary Information in connection with the post-Closing operation of the Property and, at its option, may disclose any such Proprietary Information to any person or to the public generally. This Section
3.5 shall survive Closing and any termination of this Agreement.

4. Prior to Closing. Until Closing, Seller or Seller's on-site property manager shall:

                  4.1 Insurance and Operation. Keep the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, operate and maintain the Property in a

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         businesslike  manner and substantially in accordance with Seller's past practices with respect to the Property and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at Closing in its present condition, normal wear and tear excepted;
         provided,   however,  that  Section  7  shall  govern  the  rights  and responsibilities of the parties in the event of any loss or damage to the Property described in Section 7.

                  4.2 New Contracts. Enter into only those Contracts that are necessary to carry out Seller's obligations under Section 4.1, which shall be cancelable without penalty on not more than thirty (30) days' written notice (unless only a longer notice period can be obtained on a commercially reasonable basis). Seller shall promptly provide written notice to Purchaser of any such Contract entered into by Seller. Unless Purchaser, within seven (7) days thereafter, notifies Seller in writing of its intention to assume such Contract, Purchaser shall be deemed to have elected not to assume such Contract as though Purchaser had given a Contract Notice with respect to such Contract pursuant to Section 3.3.

                  4.3 New Leases. To the extent there is any vacant space available to be leased, continue its rental program and efforts at the Property to lease such space; provided, however, that, after the Approval Date, Seller will not execute any new Leases or amendments of any Leases, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), except that Seller is authorized to accept the termination of Leases at the end of their existing terms. If any Lease identified on Exhibit 4.3 or any Lease entered into with the consent of Purchaser after the Date of this Agreement requires the construction or installation of tenant fixtures or improvements or the payment of leasing or brokerage commission(s) at the expense of the landlord, Purchaser shall be deemed to have agreed to assume the obligation to pay (and to reimburse Seller for any previously paid portion of) the cost of such tenant fixtures or improvements and such leasing or brokerage commission(s), as well as any other costs associated with such Lease, unless Seller and Purchaser expressly agree in writing that Seller shall be responsible for any such costs. Any failure by Purchaser to consent or to expressly withhold its consent (specifically stating the reasons for such withholding) within forty-eight (48) hours after written request for such consent shall be deemed to constitute consent.

5.       Representations and Warranties.

         5.1 By Seller. Seller represents and warrants to Purchaser that:

                  5.1.1 Seller is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of Seller's Certificate and Agreement of Limited Partnership, as heretofore amended.

                  5.1.2 Aetna Life Insurance Company ("Aetna") is the sole general partner in Seller. Aetna is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, is authorized to do business in the Commonwealth of Pennsylvania, has duly authorized the execution and performance of this Agreement as general partner on behalf of Seller, and such execution and performance will not violate any material term of Aetna's certificate of incorporation or by-laws.

                  5.1.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Seller or Aetna.

                  5.1.4 To the best of Seller's knowledge, there are no Leases except those listed on Exhibit 1.1.6 and Leases that may be entered into after the Date of this Agreement pursuant to Section 4.3.

                  5.1.5 To the best of Seller's knowledge, there are no material Contracts except those listed on Exhibit 1.1.7 and Contracts that may be entered into after the Date of this Agreement pursuant to Section 4.2.

                  5.1.6 To the best of Seller's knowledge, except as disclosed on Exhibit 5.1.6 attached hereto, Seller has not received any written notice from any governmental authority of (i) any intended or threatened non-renewal, suspension or revocation of any Approval the non-renewal, suspension or revocation of which could reasonably be expected to have a material adverse impact on the post-Closing value or operation of the Property, (ii) any uncured violations of any laws, ordinances, orders or requirements of any governmental authority having jurisdiction relating to the Property or the ownership or operation thereof, (iii) any pending or threatened requests, applications or proceedings seeking alteration of any zoning or other use restrictions relating to the Property or the ownership or operation thereof, or (iv) any pending or threatened condemnation of all or any part of the Property by eminent domain proceedings or otherwise.

                  5.1.7 To the best of Seller's knowledge, except as disclosed on Exhibit 5.1.7 attached hereto, Seller has not received any written notice of the pendency of any actions, suits or proceedings against Seller with respect to the Property or the ownership of operation thereof which, in the event of a determination against Seller, could reasonably be expected to have a material adverse impact on the post-Closing value or operation of the Property.

                  5.1.8 To the best of Seller's knowledge, Seller has delivered to Purchaser or its representatives true, correct and complete copies of all Leases in effect as of the Date of this Agreement, including any and all amendments thereto, and such Leases and amendments constitute the entire agreement between the parties thereto with respect to the subject matter thereof.

                  5.1.9 To the best of Seller's knowledge, except as otherwise disclosed on Exhibit 5.1.9 (it being understood and agreed, however, that, Seller shall have no responsibility or liability for any inaccuracies in the following matters which may be disclosed by any tenant estoppel certificate hereafter received by Purchaser in connection with the transaction contemplated by this Agreement):

                           (a) each of the Leases is in full force and effect on
                  the terms set forth therein, and each Tenant is legally obligated to pay all sums and perform all material obligations required to be paid and performed thereunder pursuant to the terms thereof, in each case without concession, abatement, offset, defense or other basis for relief or adjustment;

                           (b) Seller has not received  any written  notice from
                  any Tenant setting forth any defense to, or any offset or claim against, the payment of rent pursuant to such Tenant's Lease or the performance of any material obligations of such Tenant thereunder;

                           (c) Seller has no  outstanding  obligation  under any
                  Lease to provide the Tenant thereunder with an allowance to construct, or to construct at its own expense, any tenant improvements;

                           (d) no Tenant is in  arrears  beyond  any  applicable
                  grace or cure period in the payment of any sums or in the performance of any material obligations required to be paid and performed by such Tenant under its Lease, and no Tenant has prepaid any rent or other charges payable by such Tenant thereunder for more than the current month;

                           (e) (i) no Tenant has filed a petition in  bankruptcy
                  or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, (ii) no Tenant has otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, (iii) no Tenant has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit or creditors, and (iv) no Tenant has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property;

                           (f) Seller has not received from any Tenant any written request for a modification of such Tenant's Lease or a release of any material obligations of such Tenant thereunder, Seller has not released any Tenant from any such material obligations, and Seller has not received from any Tenant any written notice of termination of such Tenant's Lease or of any material obligations of such Tenant thereunder prior to the expiration of the term of such Lease pursuant to the terms thereof;

                           (g) Seller has not intentionally  released any person
                  from any material obligations under any of the Guaranties;

                           (h) Seller does not currently hold any security deposits with respect to any of the Leases; and

                           (i) all tenant finish payments and lease  commissions
                  due with respect to the Leases have been paid.

                  5.1.10 Seller is not a "foreign  person" within the meaning of
         Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         5.2 By Purchaser. Purchaser represents and warrants to Seller that:

                  5.2.1 Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, is authorized to do business in the Commonwealth of Pennsylvania, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of any of its organizational documents or any documents by which its affairs are governed.

                  5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction.

                  5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Purchaser.

                  5.2.4 Unless otherwise disclosed to Seller in writing, Purchaser and all affiliates of and principals in Purchaser are citizens of The United States of America or are legal persons (such as partnerships, corporations or limited liability companies) domesticated in The United States of America.

                  5.2.5 Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and covered under Title I,
         Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations under this Agreement, including the acquisition of the Property. Without limiting the generality of any other restrictions on assignment set forth in this Agreement, Purchaser shall not assign this Agreement to any person unless such person shall expressly make this covenant and warranty for the benefit of Seller.

         5.3 Mutual. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations or consultations with any broker, representative, employee, agent or other intermediary in connection with this Agreement or the sale of the Property, except Eastdil Realty, LLC (to be compensated by Seller, as provided below), and CB Commercial Real Estate Group (to be compensated by Purchaser, as provided below). Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from and against the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.

         6.       Costs and Prorations.

         6.1 Purchaser's Costs. Purchaser will pay the following costs of closing this transaction:

                  6.1.1 The fees and disbursements of its counsel, inspecting architect and engineer and other consulting professionals, if any (including any commission, brokerage fee or other compensation payable to CB Commercial Real Estate Group);

                  6.1.2 Any title company closing charges or escrow fees;

                  6.1.3 Any real estate  transfer,  stamp or  documentary  taxes
         attributable  to  the  transfer  of  the  Property   pursuant  to  this
         Agreement;

                  6.1.4 Any sales or use taxes relating to the transfer of the Personal Property pursuant to this Agreement;

                  6.1.5 The cost of an ALTA owner's title insurance policy (with or without extended coverage or special endorsements) issued in connection with this transaction, whether pursuant to the Title
         Commitment or otherwise, including any premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder;

                  6.1.6 The cost of the UCC Search, if any;

                  6.1.7 The cost of any revisions to the Survey requested by Purchaser;

                  6.1.8 Any recording fees; and

                  6.1.9 Any other expense(s) incurred by Purchaser or its agents or other representative(s) in inspecting or evaluating the Property or closing this transaction.

         6.2 Seller's Costs. Seller will pay the following costs of closing this transaction::

                  6.2.1 The fees and disbursements of Seller's counsel;

                  6.2.2 The initial cost of the Survey; and

                  6.2.3 The broker's fee, to the extent any such fee is payable pursuant to Seller's separate agreement with Eastdil Realty, LLC.

         6.3 Other Closing Costs. Any costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid by Purchaser.

         6.4 Prorations.

                  6.4.1 Rents. Rents and any other amounts payable by Tenants shall be prorated as of the Closing Date and adjusted against the Purchase Price on the basis of a schedule (the "Rent Schedule") which shall be prepared by Seller and delivered to Purchaser pursuant to Section 9.2.3. The Rent Schedule shall set forth the rent and other amounts paid and the rent and other amounts due but not yet paid for the then-current payment period under each of the Leases (the "Current Rents"), as well as rental and other payment delinquencies (excluding those for the then-current period) (the "Delinquencies"). The proration of rent and any other amounts payable by Tenants and the adjustment against the Purchase Price shall presume that the Current Rents will be collected by Purchaser subsequent to Closing, and, accordingly, Seller shall be entitled to be paid at Closing the portion of the Current Rents that relate to the period prior to the Closing Date; provided, however, that, if any such Current Rents are still uncollected six (6) months after the Closing Date, Purchaser shall be entitled to reimbursement as provided in Section 9.8 for the amount thereof that related to the period prior to the Closing Date and for which Purchaser paid Seller through the prorations described herein.

                  6.4.2 Taxes. General real estate taxes, personal property taxes, special assessments (and installments thereof) and other governmental taxes and charges relating to the Property (collectively, "Taxes") and payable during the year in which Closing occurs shall be prorated as of the Closing Date and shall be adjusted against the Purchase Price. If Closing occurs before the actual Taxes payable during such year are known, the proration of Taxes shall be upon the basis of Taxes payable during the immediately preceding year; provided, however, that, if the Taxes payable during the year in which Closing occurs are thereafter determined to be more or less than the Taxes payable during the preceding year (after conclusion of any pertinent appeal of assessed valuation), Seller and Purchaser promptly (but no later than thirty (30) days after the final invoices for such Taxes are issued by the applicable taxing authority(ies), except in the case of an ongoing tax protest) shall adjust the proration of Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment.

                  6.4.3 Operating Costs. Utility charges and normally prorated operating expenses actually paid or payable as of the Closing Date shall be prorated as of the

Closing Date and adjusted against the Purchase Price; provided, however, that, within sixty (60) days after the Closing Date, Purchaser and Seller will make a further adjustment for such charges and expenses which may have been incurred prior to the Closing Date, but not paid at that date. In addition, within ninety
(90) days after the close of the fiscal year(s) used in calculating the pass-through to Tenants of operating expenses under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from Tenants for periods prior to the Closing Date.

                  6.4.4 Survival. This Section 6.4 shall survive Closing.

         6.5      Certain Reimbursements.

                  6.5.1 At Closing, Seller shall receive reimbursement from Purchaser for fees prepaid by Seller for transferable Approvals (if any) and for fees and other charges prepaid by Seller for telephone equipment and other items (if any), but only to the extent the rights to such Approvals, equipment and other items are assigned by Seller to Purchaser at Closing, in each case prorated as of the Closing Date.

                  6.5.2 At Closing, Seller shall receive reimbursement from Purchaser for any tax deposits, utility deposits and other deposits made by or for the benefit of Seller, but only to the extent the rights to such deposits are assigned by Seller to Purchaser at Closing.

         6.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent of the provisions of this Agreement relating to prorations, adjustments, apportionments and reimbursements is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and that Purchaser shall bear all such expenses and receive all such income accruing thereafter. If the computation of the aforesaid prorations, adjustments, apportionments and reimbursements shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price payable at Closing. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid by wire transfer to Seller by Purchaser at Closing in addition to the Purchase Price payable at Closing.

7.       Damage, Destruction or Condemnation.

         7.1 Material Event. Purchaser may elect to terminate this Agreement (by giving Seller written notice of such election) if, prior to Closing, there is damage to, or destruction or taking under power of eminent domain of, all or any portion of the Land and the Improvements, and the cost to restore same in the event of damage or destruction, or the diminution of value in the case of a taking, is more than Five Million Dollars ($5,000,000) (the "Termination Amount"); provided, however, that, if such damage or destruction is of a type not covered by insurance, the Termination Amount shall be Two Hundred Fifty Thousand Dollars ($250,000). If Purchaser does not give Seller written notice of such election to terminate within fourteen (14) days after receiving notice of such damage, destruction or taking, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2. In connection therewith, Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller or Seller's portion of any condemnation award (as the case may be), in either case, up to the amount of the Purchase Price, and, if such event shall have been an insured casualty, Seller shall pay to Purchaser the amount of any deductible (but not to exceed the amount of the loss).

         7.2 Immaterial Event. Except as provided in Section 7.1, Purchaser shall not have the right to terminate this Agreement in the event of any damage, destruction or taking under power of eminent domain affecting the Property or any portion thereof, and, in any such event, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2. In connection therewith, Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to Seller or Seller's portion of any condemnation award (as the case may be), in either case, up to the amount of the Purchase Price, and, if such event shall have been an insured casualty, Seller shall pay to Purchaser the amount of any deductible (but not to exceed the amount of the loss).

         7.3 Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and, if Purchaser is not then in default under this Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and, upon receipt of such direction, the Title Company shall promptly return the Deposit to Purchaser. Thereafter, neither party shall have any further obligation or liability under this Agreement, except as otherwise expressly provided herein.

8. Notices. Any notice required or permitted to be given hereunder shall be deemed to be given when delivered by hand or by Federal Express or similar overnight express service or when delivered by telefacsimile transmission with written acknowledgment of receipt, in any case addressed to the parties at their respective addresses referenced below:

         If to Seller:              c/o Aetna Real Estate Investment
         Group
                                    151 Farmington Avenue
                                    Hartford, Connecticut  06156
                                    Attention:  Mr. Thomas G. Dudeck
                                    Phone:  (860) 273-2381
                                    Fax:  (860) 273-1620

         With a copy to:            Hebb & Gitlin, A Professional Corporation
                                    One State Street
                                    Hartford, Connecticut  06103
                                    Attention:  Eric W. Johnson, Esq.
                                    Phone:  (860) 240-2794
                                    Fax:  (860) 278-8968

         If to Purchaser:           Health and Retirement Properties Trust
                                    400 Centre Street
                                    Newton, Massachusetts  02158
                                    Attention:  Mr. David J. Hegarty
                                    Phone: (617) 332-3990
                                    Fax: (617) 332-2261

         With a copy to:            Sullivan & Worcester LLP
                                    One Post Office Square
                                    Boston, Massachusetts  02109
                                    Attention:  Jennifer B. Clark, Esq.
                                    Phone: (617) 338-2406
                                    Fax: (617) 338-2880
or, in each case, to such other address or fax number (as the case may be) as either party may from time to time designate by giving notice in writing to the other party. Telephone numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9.       Closing and Escrow.

         9.1 Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that, in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.

         9.2 Seller's Deliveries. Seller shall deliver to Purchaser or its designee, either at Closing or by making available at the Property, as appropriate, in addition to any other deliveries required of Seller under this Agreement, the following original documents, each executed and, if required, acknowledged:

                  9.2.1 a special or limited warranty deed to the Land and the Improvements, in the form attached hereto as Exhibit 9.2.1;

                  9.2.2 a bill of sale to the Personal Property, in the form attached hereto as Exhibit 9.2.2;

                  9.2.3 (i) the Leases that are in effect as of Closing, (ii) the Rent Schedule, (iii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property, and (iv) an assignment and assumption agreement with respect to such Leases, the Guaranties (if any), security deposits (whether in the form of cash, letter of credit or otherwise) and prepaid rents, in the form attached hereto as Exhibit 9.2.3;

                  9.2.4 (i) copies of all Contracts to be assigned to Purchaser pursuant to this Agreement, and (ii) an assignment and assumption agreement with respect to such Contracts, in the form attached hereto as Exhibit 9.2.4;

                  9.2.5 a general assignment with respect to the Warranties and the Approvals and, if requested by Purchaser, Seller's right, title and interest (if any) in and to the name "One Franklin Plaza", in the form attached hereto as Exhibit 9.2.5;

                  9.2.6 all books and records at the Property held by or for the account of Seller, including plans and specifications and lease applications, as available;

                  9.2.7 a certificate pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.7;

                  9.2.8 a corporate authorization in the form attached hereto as
         Exhibit 9.2.8;

                  9.2.9 an incumbency certificate in the form attached hereto as
         Exhibit 9.2.9;

                  9.2.10 a statement to the Title Company in the form attached hereto as Exhibit 9.2.10;

                  9.2.11 a designation  agreement in the form attached hereto as
         Exhibit 9.2.11; and

                  9.2.12 an estoppel certificate, dated within thirty (30) days prior to the Closing Date, from SmithKline Beacham Corporation relating to its Lease, in form and substance reasonably satisfactory to Purchaser (it being agreed that Purchaser will accept an estoppel certificate in form and substance substantially similar to the form of estoppel attached to such Lease).

         9.3 Purchaser's Deliveries. At Closing, Purchaser shall (i) pay Seller the Purchase Price, and (ii) deliver to Seller, in addition to any other deliveries required of Purchaser under this Agreement, the assignment and assumption agreements referred to in Sections 9.2.3(iv) and 9.2.4(ii), as well as the designation agreement referred in to Section 9.2.11, an ERISA certificate in the form attached hereto as Exhibit 9.3.

         9.4 Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing,
subject  to  the   Permitted   Encumbrances   and  the  rights  of  Tenants  and
concessionaires of the Property.

         9.5 Insurance. Seller shall terminate its policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

         9.6 Utility Service and Deposits. Except to the extent of any adjustment in the Purchase Price received by Seller at Closing on account of any such deposits, Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective at noon on the Closing Date.

         9.7 Notice Letters. If requested by Purchaser, at or subsequent to Closing, Seller shall provide to Purchaser copies of form letters to Tenants and to contractors and utility companies serving the Property, advising them of the sale of the Property to Purchaser and directing to Purchaser all rent payments to be made after the Closing Date and all bills for the services provided to the Property on and after the Closing Date.

         9.8 Post-Closing Collections. Purchaser shall use reasonable efforts during the six (6) month period immediately following the Closing Date to collect Current Rents and Delinquencies. Amounts collected from Tenants which, as of the Closing Date, were obligors with respect to Current Rents or Delinquencies shall be applied first to satisfy Current Rents, second to satisfy Delinquencies, third, to satisfy such Tenants' obligation for the payment period during which collection occurred, and the balance to satisfy any other payment obligations of such Tenant to Purchaser. Amounts collected and applicable to satisfy Delinquencies shall be paid promptly to Seller. At the end of the six
(6) month period following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the "Collection Statement") identifying all payments collected during such six (6) months from Tenants who were listed on the Rent Schedule as obligors with respect to Current Rents or Delinquencies. If the Collection Statement shows that Current Rents presumed to be collectible and paid to Seller by Purchaser at Closing as provided in Section 6.4 in fact have not been collected, Seller promptly shall reimburse Purchaser therefor net of any amounts collected and applied to satisfy Delinquencies but not yet paid by Purchaser to Seller. If any uncollected Current Rents or then-unsatisfied Delinquencies exist at such time (except for any such Current Rents or Delinquencies under the Lease to SmithKline Beacham Corporation), Purchaser shall assign (and shall be deemed to have assigned) to Seller any and all rights afforded the obligee with respect thereto, whereupon Seller shall be entitled to take such steps (including the filing of lawsuits) as Seller in its sole and absolute discretion deems necessary or appropriate to collect such sums, excepting only the right to dispossess any Tenant still in possession of its further right to occupy the premises demised to it under the pertinent Lease. Such assignment shall be effective automatically, without the need for execution or delivery of any instrument of assignment. Upon request of Seller, however, Purchaser shall execute and deliver to Seller such instruments as Seller may reasonably request to confirm such assignment. Purchaser agrees, at no cost to Purchaser, to cooperate with Seller in any manner reasonably requested by Seller in connection with any such collection effort. This Section 9.8 shall survive Closing.

10.      Default; Failure of Condition.

         10.1 Purchaser Default. If Purchaser shall become in breach of or default under this Agreement and the breach or default continues beyond the expiration of the cure period, if any, provided in Section 11.6, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further obligation or liability under this Agreement, except for Purchaser's indemnity obligations under this Agreement. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

         10.2 Seller Default. If Seller shall default in the performance of any of its material obligations under this Agreement, then (provided Purchaser is not then in breach of or default under this Agreement) Purchaser may elect as its sole and exclusive remedy either to terminate this Agreement and recover the Deposit or to specifically enforce Seller's obligation to convey the Property, provided that no such action in specific performance shall seek to require the Seller to do any of the following: (a) change the condition of the Property or restore the same after any fire or other casualty; (b) subject to Section 10.3, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; (c) secure any permit, approval, or consent with respect to the Property or Seller's conveyance of the Property; or (d) any other thing Seller is not required to do under the express terms of this Agreement.

         10.3 Failure of Condition. If, prior to Closing, Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances, or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue or misleading in any material respect, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection. Seller shall have no obligation to cure any such title objection, other than liens and encumbrances intentionally and voluntarily created by Seller and removable by payment of a liquidated sum (which liens and encumbrances Seller shall be obligated to remove at Closing). If Purchaser fails to waive any such title objection within ten (10) days after notice from Seller that Seller will not cure such objection, this Agreement will terminate automatically. In the event of any such termination, provided Purchaser shall not then be in default under this Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser, and, upon receipt of such direction, the Title Company shall promptly return the Deposit to Purchaser. Thereafter, neither party shall have any further obligation or liability under this Agreement, except as otherwise expressly provided herein. For purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if the Title Company or another title company reasonably acceptable to Purchaser and authorized to do business in Pennsylvania, will agree to issue an ALTA owner's title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing (provided the Title Company or such other title company commits to issue future policies without an exception for such defect, limitation or encumbrance, without an additional premium for the omission of such exception).

11.      Miscellaneous.

         11.1 Entire Agreement. The Exhibits attached hereto are incorporated in this Agreement by this reference. This Agreement and any other writing signed by the parties hereto expressly stated to be supplemental to this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior understandings and agreements between the parties or their respective agents or other representatives. No alteration, modification, waiver, termination or interpretation of this Agreement shall be binding unless in writing and signed by Seller and Purchaser.

         11.2 Severability. If any portion of this Agreement or the application of this Agreement (or any portion hereof) to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of this Agreement (or such portion) to any other person or circumstance (as the case may be) shall not be affected thereby, and each portion of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

         11.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws.

         11.4 Assignability. Purchaser may not assign this Agreement to any person other than an entity wholly owned and controlled, directly or indirectly, by Purchaser, without first obtaining Seller's written consent. Consent to any particular assignment shall not be deemed to be a consent to any other assignment or a waiver of the requirement that consent be obtained in the case of any other assignment. Any assignment in contravention of this provision shall be void. No assignment, whether or not permitted, shall release the Purchaser herein named (or any intervening assignee) from any obligation or liability under this Agreement. The Purchaser herein named and any permitted assignee shall be jointly and severally liable for all such obligations and liabilities. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

         11.5 Successors Bound. This Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach and failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any alleged default upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such default; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; provided, further, that, if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a "Pending Default" shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date.

         11.7 No Public Disclosure. Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective mortgagees.

         11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

         11.9 Certain Terms. As used in this Agreement, unless the context requires otherwise, (i) the words "herein," "hereof," hereunder," "hereinafter" and "hereto" and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section, paragraph, Recital, Exhibit or Schedule, and (ii) the words "include" and "including" shall be deemed to be followed by the words "without limitation." Each reference in this Agreement to any gender shall be deemed also to refer to any other gender, and the use in this Agreement of the singular shall be deemed also to include the plural and vice versa, unless the context requires otherwise. Each reference in this Agreement to Dollars shall be deemed to refer to United States Dollars. As used in this Agreement, the term "person" means any natural person, sole proprietorship, partnership, joint venture, association, trust, estate, business trust, limited liability company, corporation (non-profit or otherwise), financial institution, government (or any agency, instrumentality or political subdivision thereof), or any other entity, authority or organization of any type.

         11.10 Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

         11.11 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

         11.12 Time of Essence. Time is of the essence for all purposes of this Agreement.

         11.13 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all pertinent signature pages are physically attached to the same document.

         11.14 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

         11.15 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement (and the Initial Deposit shall have been received by the Title Company) and a counterpart thereof shall have been delivered to Purchaser.

         11.16 Tax Protest. If, as a result of any tax protest or otherwise, any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitably prorated costs of collection and any portion of such refund payable to Tenants.

         11.17 Best Knowledge; Received Written Notice. Whenever a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the best of Seller's knowledge or is qualified by Seller's having received written notice, such representation, warranty or other statement is made solely on the basis of the actual (as distinguished from implied, imputed or constructive) knowledge on the date such representation, warranty or statement is made, without inquiry or investigation or duty thereof, of Thomas
G. Dudeck (the officer of Aetna having responsibility for the management and sale of the Property), without attribution to such specific officer of facts and matters otherwise within the personal knowledge of any limited partner in Seller, any other officers, employees or representatives of Seller, Aetna or any such limited partner or any third parties, including Tenants and property managers of the Property, and excluding, whether or not actually known by such specific officer, any matter known to Purchaser or its agents or other representatives at the time of Closing.

         11.18 Survival and Limitation of Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 shall survive the Closing, but written notification of any claim arising therefrom must be received by Seller within six (6) months after the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of Seller with respect to all claims hereunder shall not exceed One Million Dollars ($1,000,000).

         11.19 Allocation of Liability. It is expressly understood and agreed that Seller shall remain liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts or omission of Seller that occurred in connection with Seller's ownership or operation of the Property prior to Closing, and Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts or omission of Purchaser that occur in connection with Purchaser's ownership or operation of the Property from and after Closing. This Section shall survive Closing.

         11.20 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Seller acknowledges that Purchaser is a publicly-traded real estate investment trust.

         11.21 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING PURCHASER (A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND) PROVIDES THAT THE NAME "HEALTH AND RETIREMENT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, PURCHASER. ALL PERSONS DEALING WITH PURCHASER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION. THIS SECTION SHALL SURVIVE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

         11.22 Financials. Seller shall provide Purchaser with access to the books and records for the Property (to the extent available to Seller) for the purpose of preparing audited financial statements for the Property with respect to the 1996 and 1997 calendar years, at Purchaser's sole cost.
This Section shall survive Closing.

         11.23 Committee Approval. This Agreement is, and any amendments hereto will be, subject to receipt by Seller of all required committee and other internal approvals. Such approvals shall be deemed to have been obtained unless Seller notifies Purchaser to the contrary within five (5) business days after the Date of this Agreement.

                  Initial:    Seller /s/ TD            Purchaser /s/ AS

         11.24 Time to Execute and Deliver. This Agreement shall be void if one fully executed copy is not received by Seller, along with confirmation that the Initial Deposit has been received by the Title Company, on or before 5:00 p.m. (Hartford time) on October 27, 1997.


      [Remainder of page intentionally left blank; signature page follows]

         IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date set forth above.

                  SELLER:           FRANKLIN OFFICE ASSOCIATES
                                    By Aetna Life Insurance Company
                                       Its General Partner



                                    By: /s/ Thomas G. Dudeck
                                        Printed name: Thomas G. Dudeck
                                        Its: Assistant Vice President



                  PURCHASER:        HEALTH AND RETIREMENT
                                    PROPERTIES TRUST



                                    By: /s/ Ajay Saini
                                        Printed name: Ajay Saini
                                        Its: Treasurer











              SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BETWEEN FRANKLIN OFFICE ASSOCIATES, AS SELLER, AND HEALTH AND
                    RETIREMENT PROPERTIES TRUST, AS PURCHASER

         An original, fully executed copy of this Agreement, together with the Initial Deposit, has been received by the Title Company (or its agent) this 23rd day of October, 1997, and, by execution hereof, the Title Company (by itself or acting through its agent) hereby covenants and agrees to be bound by the terms of this Agreement [and hereby covenants and agrees to enter into a designation agreement in the form attached hereto as Exhibit 9.2.11.

                               COMMONWEALTH LAND TITLE
                               INSURANCE COMPANY



                               By: /s/ Marvin H. New
                                   Printed name: Marvin H. New
                                   Its: Consultant









           TITLE COMPANY SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
          BETWEEN FRANKLIN OFFICE ASSOCIATES, AS SELLER, AND HEALTH AND
                    RETIREMENT PROPERTIES TRUST, AS PURCHASER

The exhibits to this agreement, which are summarized above in the table of contents, have been omitted pursuant to Regulation S-K, Item 601(2). A copy of such exhibits will be provided to the Securities and Exchange Commission upon request.